Exhibit 99.1

PRESS RELEASE

INX Continues Northeast Region Expansion; Acquires NetTeks Technology Consultants, Inc., a Leading Provider of Unified Communications and Security Solutions to Mid-Market Clients throughout New England

HOUSTON--(BUSINESS WIRE)--INX, Inc. (NASDAQ:INXI - News) announced today that it has acquired the operations of NetTeks Technology Consultants, Inc., (“NetTeks”) a Boston, Massachusetts-based network consulting organization with offices in downtown Boston and Glastonbury, Connecticut.

NetTeks, founded in 1997 with a focus on network solutions, has built a strong reputation for delivering highly complex network solutions that are tailored to the business needs of their more than 200 clients. The company, an award winning Cisco Silver and Managed Services Certified Partner was an early entrant in the Cisco Unified Communications market and has a great depth of experience in architecting, deploying and supporting Unified Communications solutions.  The company currently has 32 employees of which 22 are services delivery personnel. The current management of NetTeks will continue to operate the acquired NetTeks operations as part of INX’s expanded New England operations.

Mark Hilz, President and COO of INX, commented, “INX is making a significant commitment to our presence and capability in the New England region. This acquisition, coupled with our existing Boston operations, will create one of our largest regions.  For the past eleven years NetTeks has developed close and longstanding relationships with many customers in the region and has built a reputation for excellence in project management and network engineering.   With this transaction, INX is adding another tremendously talented group to our growing INX team and this acquisition significantly increases our presence with both the enterprise and mid-markets customer segments in New England, and substantially increases our base of technical talent and the breadth and depth of services offerings in the region.”

Ethan Simmons, President and CEO of NetTeks, Inc., commented, “We are looking forward to being part of the INX team.  INX’s national presence as well as the expanded set of solutions focused around the data center will provide our team with compelling additional capabilities for our customer set.” Mr. Simmons will join INX as Vice President of New England Sales Operations in the INX Boston region.

Commenting on the transaction, James Long, INX’s Chairman & CEO said, “The acquisition of NetTeks will provide the NetTeks’ management team with access to capital and other resources that should help create additional growth opportunities. As part of INX, NetTeks personnel will have the ability to leverage INX’s strong balance sheet, accredited managed service offering, as well as a national office presence organization that has achieved the highest-level certifications from industry leaders like Cisco Systems, VMWare and NetApp.”

The acquisition closed on November 14, 2008, and was structured as an asset purchase of the operations of NetTeks.  The NetTeks operations generated revenue of approximately $12.7 million for the 12 months ended September 30, 2008.

The initial purchase price paid at closing consisted of $1.35 million cash and 30,770 shares of INX common stock. Additional contingent purchase consideration of up to a maximum of approximately $2.8 million is based on the achievement of certain performance targets for operating income contribution from the acquired operations during the first two years following the transaction.

About INX Inc.:

INX Inc. (NASDAQ: INXI) is a leading U.S. provider of IP communications and data center solutions for enterprise organizations. We offer a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Our services are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Our customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Because of our focus, expertise and experience implementing and supporting advanced technology solutions for enterprises, we believe we are well positioned to deliver superior solutions and services to our customers. Additional information about INX can be found on the Web at www.inxi.com.

Safe Harbor Statement:

The statements contained in this document and during the related conference call and webcast slide presentation that are not statements of historical fact, including, but not limited to, statements identified by the use of terms such as "anticipate," "appear," "believe," "could," "estimate," "expect," "hope," "indicate," "intend," "likely," "may," "might," "plan," "potential," "project," "seek," "should," "will," "would," and other variations or negative expressions of these terms, including all statements concerning the Company’s future expectations for the acquired operations of NetTeks, which include but not limited to statements regarding expected future financial performance of INX and the acquired operations of NetTeks, Inc., including statements related to expected revenue and profits from or related to such acquisition, as well statements related to any and all other potential benefits that the Company expects to result from the acquisition.  All such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward-looking statements due to numerous factors. Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

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Contact:

INX Inc.
Brian Fontana, 713-795-2000
Chief Financial Officer
Brian.Fontana@INXI.com